Tompkins Financial Corporation S-8

Exhibit 5.1

October 31, 2023

Board of Directors

Tompkins Financial Corporation

P.O. Box 460

Ithaca, New York 14851

Re:	Registration Statement on Form S-8 of Tompkins Financial Corporation

Dear Ladies and Gentlemen:

On or about the date hereof, Tompkins Financial Corporation, a New York corporation (the “Company”), transmitted for filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 1,000,000 shares (the “Shares”) of the Company’s common stock, $0.10 par value per share (“Common Stock”), issuable under the Company’s Tompkins Financial Corporation 2019 Equity Incentive Plan, as amended by Amendment No. 1 to the Plan (the “Plan”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, we have examined and relied upon the original or a copy, certified or otherwise identified to our satisfaction, of: (i) the Company’s Amended and Restated Certificate of Incorporation, as amended and restated to date (the “Certificate”), and Second Amended and Restated Bylaws, as amended to the date hereof; (ii) records of corporate proceedings (the “Corporate Proceedings”) of the Company related to the Plan; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents, instruments and records as we have deemed necessary for the expression of the opinions contained herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing examination, and subject to the assumptions, qualifications and limitations stated herein, and assuming that the consideration, if any, required to be paid in connection with the issuance and sale of Shares under the Plan is actually received by the Company as provided in the Plan, we are of the opinion that the Shares issued under the Plan will be duly authorized, validly issued, fully paid and nonassessable.

The opinion rendered herein is limited to the New York Business Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

This opinion is rendered solely in connection with the filing of the Registration Statement, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP

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